UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 FORM 5 / / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)
/      /  Form 3 Holdings Required
/      /  Form 4 Transactions Required

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*
Cherry, Jr.                   Arthur                  L.
(LAST)                        (FIRST)                 (MIDDLE)
c/o Federated Investors, Inc.
Federated Investors Tower

(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)
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2.  ISSUER NAME AND TICKER OR TRADING SYMBOL

      Federated Investors, Inc.                FII

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  STATEMENT FOR MONTH/YEAR

      2000

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5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

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6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

___X_____ Director            ________ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)
      PRESIDENT, FEDERATED SERVICES COMPANY

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7.  INDIVIDUAL OR JOINT/GROUP REPORTING (CHECK APPLICABLE LIMIT)
___X____  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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


  TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,, DISPOSED OF, OR BENEFICIALLY OWNED


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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
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----------------------------------------------------------------------------------------------------------------
                           Code   V      Amount   (A) or   Price
                                                     (D)
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----------------------------------------------------------------------------------------------------------------
Class B Common  2/16/2000  L             66(1)    A        $22.125
   Stock
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----------------------------------------------------------------------------------------------------------------
                2/16/2000  L             9(2)     A        $22.125                                 By spouse
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                2/16/2000  L             28(3)    A        $22.125                                 By spouse
                                                                                                   as

                                                                                                   custodian

                                                                                                   for minor
                                                                                                   children

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----------------------------------------------------------------------------------------------------------------
                5/16/2000  L             28       A        $28.875                                 By spouse
                                                                                                   as

                                                                                                   custodian

                                                                                                   for minor
                                                                                                   children

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                8/16/2000  L             33       A        $24.375                                 By spouse
                                                                                                   as

                                                                                                   custodian

                                                                                                   for minor
                                                                                                   children

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----------------------------------------------------------------------------------------------------------------
                                                                   693,243 (4)      D
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----------------------------------------------------------------------------------------------------------------
                                                                   19,635 (4)       I              By spouse
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----------------------------------------------------------------------------------------------------------------
                                                                   74,064 (4)       I              By spouse
                                                                                                   as

                                                                                                   custodian

                                                                                                   for minor
                                                                                                   children

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person,  see Instruction 4(b)(v).


FORM 5 (continued)
                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR

BENEFICIALLY OWNED

                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative     2.           3.             4.  Transaction  5.  Number of    6.  Date
Security (Instr. 3)         Conversion   Transaction       Code          Derivative       Exercisable and
                            or Exercise  Date              (Instr. 8)    Securities       Expiration Date
                            Price of     (Month/Day/Year)                Acquired (A) or  (Month/Day/Year)
                            Derivative                                   Disposed of (D)
                            Security                                     (Instr. 3, 4,
                                                                         and 5)
--------------------------------------------------------------------------------------------------------------
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                                                        Code    V        (A)       (D)    Date
                                                                                          Exercisable Expiration
                                                                                                      Date

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Stock Option (Right to      $24.88       7/18/2000      A                100,000          12/31/05  12/31/2010
purchase) Class B Common                                                                  (5)
Stock
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Stock Option (Right to      $27.50       7/18/2000      A                100,000          12/31/05  12/31/2010
purchase) Class B Common                                                                  (5)
Stock
--------------------------------------------------------------------------------------------------------------
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Stock Option (Right to      $30.00       7/18/2000      A                100,000          12/31/05  12/31/2010
purchase) Class B Common                                                                  (5)
Stock
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Stock Option (Right to      $32.50       7/18/2000      A                100,000          12/31/05  12/31/2010
purchase) Class B Common                                                                  (5)
Stock
--------------------------------------------------------------------------------------------------------------
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Stock Option (Right to      $35.00       7/18/2000      A                100,000          12/31/05  12/31/2010
purchase) Class B Common                                                                  (5)
Stock
--------------------------------------------------------------------------------------------------------------

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7.  Title and Amount of Underlying       8.  Price of   9.  Number of    10.  Ownership   11.  Nature of
Securities (Instr. 3 and 4)              Derivative     derivative       Form of          Indirect
                                         Security       Securities       Derivative       Beneficial
                                         (Instr. 5)     Beneficially     Security:        Ownership
                                                        Owned at End of  Direct (D) or    (Instr. 4)
                                                        Month (Instr. 4) indirect (I)
                                                                         (Instr. 4)
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Title                       Amount or
                            Number of
                            Shares

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Stock Option (Right to      100,000                     100,000          D
purchase) Class B Common
Stock
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Stock Option (Right to      100,000                     100,000          D
purchase) Class B Common
Stock
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Stock Option (Right to      100,000                     100,000          D
purchase) Class B Common
Stock
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Stock Option (Right to      100,000                     100,000          D
purchase) Class B Common
Stock
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Stock Option (Right to      100,000                     100,000          D
purchase) Class B Common
Stock
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Initially reported as 43 shares in Mr. Cherry's voluntary Form 4 filing for the month of February 2000.

(2) Initially reported as 6 shares in Mr. Cherry's voluntary Form 4 filing for the month of February 2000.

(3) Initially reported as 26 shares in Mr. Cherry's voluntary Form 4 filing for the month of February 2000.

(4) On June 22, 2000 Federated Investors, Inc. announced a 3 for 2 stock split resulting in the reporting person's acquisition of 262,314 shares of Class B Common Stock.

   (5)The options vest at a rate of 5% each year beginning 12/31/2000 through 12/31/2008 with the remaining 55% vesting on 12/31/2009. Options that have vested become exercisable beginning 12/31/2005.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/ ARTHUR L. CHERRY                FEBRUARY 14, 2001
--------------------------------    -----------------------
**Signature of Reporting Person                            Date